NEWS RELEASE
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FOR IMMEDIATE RELEASE
7/21/2006
Contact: Richard Scott or Bryna Butler, (740) 446-2631, 1-800-468-6682


              OVBC ANNOUNCES STOCK REPURCHASE PROGRAM AND DECLARES
                  QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK


GALLIPOLIS, Ohio -- Ohio Valley Banc Corp. [NASDAQ: OVBC] was authorized by its Board of Directors on July 18, 2006, to repurchase up to 175,000 shares of OVBC common stock through open market and privately negotiated purchases. The timing of the purchases, the prices paid and the actual number of shares of common stock purchased will depend upon market conditions and limitations imposed by applicable federal securities laws. All shares of common stock purchased will be held as treasury shares and will be available for use by OVBC pursuant to the terms of OVBC's Dividend Reinvestment and Employee Stock Purchase Plan as well as for other general corporate purposes.

Jeffrey E. Smith, president and chief executive officer, commented, "This authorization by our Board will permit the purchase of shares, when available, to meet the demand for the Dividend Reinvestment Program. Our shareholders purchased more than 48,000 shares of common stock in 2005 under the Dividend Reinvestment Plan (DRIP) and Employee Stock Purchase Plan."

All purchases will be made by OVBC between August 16, 2006 and February 16, 2007, unless OVBC's Board of Directors extends the program.

Also on July 18, 2006, the Board of Directors declared a quarterly cash dividend on its common stock of $0.17 per common share. The dividend is payable on August 10, 2006, to shareholders of record on July 28, 2006.

Ohio Valley Bank, the largest of OVBC's subsidiaries, has two big projects underway. A new 8,000 square foot banking facility in Jackson, Ohio will open this fall. The bank will also begin offering its new e-Delivery, an electronically delivered account statement in August.

Ohio Valley Banc Corp. operates three subsidiaries: Ohio Valley Bank established in 1872, operates 16 offices in Ohio and West Virginia; Loan Central celebrating ten years in business, operates five offices in Ohio; and Ohio Valley Financial Services, based in Jackson, Ohio. Ohio Valley Banc Corp. stock is traded on the NASDAQ Global Market under the symbol OVBC. The company's Web site is www.ovbc.com.